Exhibit 28(h)(4)

SPECIAL CUSTODY and PLEDGE AGREEMENT

(Short Sales and Exchange-Listed Options)

This SPECIAL CUSTODY AND PLEDGE AGREEMENT, (hereinafter "Agreement") dated as of August 1, 2013 among MORGAN CREEK SERIES TRUST ON BEHALF OF ITS MORGAN CREEK TACTICAL ALLOCATION FUND (“Customer”), GOLDMAN SACHS EXECUTION & CLEARING, L.P., a New York limited partnership ("Broker") and STATE STREET BANK AND TRUST COMPANY as Custodian hereunder ("Custodian").

WHEREAS, Broker is a member of several national securities exchanges and is a clearing member of The Options Clearing Corporation (“OCC”); and

WHEREAS, Customer has opened a margin account (the "Margin Account") with its introducing broker that is carried by Broker in which Customer may effect Short Sales (as defined herein) and transactions in exchange-listed options (“Options Transactions”), and for those purposes has executed an agreement with its introducing broker under which Broker is a third-party beneficiary (the "Margin Agreement"), including, without limitation, its notice and reporting provisions, and has entered into or may hereafter enter into one or agreements for exchange-listed options (such agreements, collectively, the “Options Agreement”); and

WHEREAS,  Broker is required to comply with applicable laws and regulations requiring the margining of Short Sales and Options Transactions, including the margin regulations of the Board of Governors of the Federal Reserve System and of any relevant securities exchanges and other self-regulatory associations (the "Margin Rules") and Broker's internal policies; and

WHEREAS, to facilitate Short Sales and Options Transactions hereunder, Customer and Broker desire to establish procedures for their compliance with the Margin Rules; and

WHEREAS, Custodian, as custodian of certain assets of Customer pursuant to a custody agreement (the “Custodian Contract”), is prepared to act as custodian for the Collateral (as defined herein) pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, be it agreed as follows:

(1)    As used herein, capitalized terms shall have the following meanings unless otherwise defined herein:

"Adequate Performance Assurance" shall mean such Collateral placed in the Special Custody Account as is adequate under the Margin Rules and Broker's internal policies in effect from time to time.

"Advice from Broker" means a notice sent by an Authorized Representative of Broker or by Customer’s introducing Broker delivered to Customer or Custodian, as applicable hereunder, communicated:  (i) in writing by a facsimile-sending device; (ii) with respect to an Advice from Broker to Customer only, as part of the daily work file provided to Customer; or (iii) in the case of (a) a call for additional Collateral, (b) a notice that an exercise notice filed with OCC has been assigned to Customer, (c) a notice that Customer has failed to give notice of intent to make payment due upon exercise of a Put Option or has failed to make delivery of securities or currency required to be delivered upon exercise of a Call Option or has failed to pay an Exercise Settlement Amount, or (d) a notice referred to in Section 7 hereof, by telephone to a person designated by Customer or Custodian in writing as authorized to receive such advice or, in the event that no such person is available, to any officer of Customer or Custodian, provided, however, that in each case such Advice from Broker is confirmed promptly thereafter in writing.  An authorized officer of Broker will certify to Custodian, on Appendix A attached hereto, the names and signatures of those employees who are authorized to deliver Advices from Broker (each, an “Authorized Representative of Broker”), which certification may be amended from time to time by a new written certification to Custodian.

"Business Day" means a day on which Custodian and Broker are open for business.

"Collateral" means U.S. Government securities, U.S. securities underlying a Call Option (as defined below) or other U.S. margin-eligible securities acceptable to Broker which are held in the Special Custody Account as provided herein.

“Exercise Settlement Amount” means: (i) in the case of a Call Option on a market index, the amount by which the ‘aggregate exercise price’ of the Call Option contract is less than the ‘aggregate current index value’ of the underlying index (as those quoted terms are defined in Article XVII of the By-Laws of the OCC), plus all applicable commissions and other charges, or (ii) in the case of a Put Option on a market index, the amount by which the ‘aggregate exercise price’ of the Put Option contract is greater than the ‘aggregate current index value’ of the underlying index (as those quoted terms are defined in Article XVII of the By-Laws of the OCC), plus all applicable commissions and other charges.

"Insolvency" means that:  (i) an order, judgment or decree has been entered under the bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law (the "Bankruptcy Law") of any jurisdiction adjudicating Customer insolvent; or (ii) Customer has petitioned or applied to any tribunal for, or consented to the appointment of, or taking possession by, a trustee, receiver, liquidator or similar official, of Customer, or commenced a voluntary case under the Bankruptcy Law of the United States or any proceedings relating to Customer under the Bankruptcy Law of any other jurisdiction, whether now or hereinafter in effect; or (iii) any such petition or application has been filed, or any such proceedings commenced, against Customer and Customer by any act has indicated its approval thereof, consent thereto or acquiescence therein, or an order for relief has been entered in an involuntary case under the Bankruptcy Law of the United States or any other jurisdiction, as now or hereinafter constituted, or an order, judgment or decree has been entered appointing any such trustee, receiver, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 30 days.

"Instructions from Customer" or “Instructions” means a request, direction or certification in writing signed in the name of Customer by a person authorized by Customer and delivered to Custodian or transmitted to it by a facsimile-sending device, except that instructions to pledge initial or additional Collateral may be given by telephone and thereafter confirmed in a writing signed in the name of Customer by a person authorized in writing by Customer.  An authorized officer of Customer shall certify to Custodian on Appendix B, attached hereto, the names and signatures of those employees of Customer or other persons who are authorized to give Instructions from Customer, which certification may be amended from time to time by a new written certification to Custodian.  Instructions under this Agreement to Custodian from Customer (including the investment adviser to the Customer) shall constitute Proper Instructions under the Custodian Contract.

“Option” shall mean the right but not the obligation of Customer to, as issued by OCC and cleared by Broker, buy (“Call Option”) or sell (“Put Option”) a specific security, market index or foreign currency at a set price for a set period of time as described in the relevant option contract.

"Same Day" shall mean no later than 2:00 p.m. on the same Business Day that Broker notifies Customer that an exercise notice has been assigned to Customer but only if such notification has been given by Broker by 10:00 a.m.  If such notification is given by Broker to Customer after 10:00 a.m., Same Day shall mean by 2:00 p.m. the following Business Day.

“Short Sales” shall mean the sale by Customer of securities which Customer does not own, and which is consummated by the delivery of securities borrowed from or through the facilities of Broker, in accordance with the applicable provisions of the Margin Rules, particularly Sections 220.10 and 220.12 of Regulation T of the Board of Governors of the Federal Reserve.

(2)    (a)  Custodian, in its capacity as a securities intermediary as defined in Article 8 of the Uniform Commercial Code in effect from time to time in The State of New York (the “UCC”), shall segregate Collateral on its books and records in an account entitled "Special Custody Account for Goldman Sachs Execution & Clearing, L.P. as Pledgee of Morgan Creek Series Trust on behalf of its Morgan Creek Tactical Allocation Fund" (the "Special Custody Account") and shall hold therein for Broker as pledgee upon the terms of this Agreement all Collateral.  The Custodian hereby agrees that any property, other than cash Collateral, held in the Special Custody Account shall be treated as a “financial asset” for purposes of Article 8 of the UCC to the extent the same may be applicable.  Custodian shall hold cash Collateral as a deposit in its capacity as a “bank” as such term is used in Section 9-102(a)(8) of the UCC.  Customer agrees to instruct Custodian through Instructions from Customer as to the cash and specific securities which Custodian is to identify on its books and records as pledged to Broker as Collateral in the Special Custody Account (and the parties agree that such identification shall constitute an account for purposes of this Agreement).  Customer agrees to limit segregation of Collateral for Options Transactions and Short Sales to no more than 25% of Customer’s assets, provided that Broker shall be under no obligation to monitor such Customer’s compliance with such limit.  For the avoidance of doubt, nothing herein, including the immediately preceding sentence, shall be construed as to limit Customer’s obligation to provide and at all times maintain Adequate Performance Assurance in the Special Custody Account in compliance with the Margin Rules and Broker’s internal policies in effect from time to time. Custodian may, in its discretion, choose not to act upon Instructions from Customer to segregate assets into the Special Custody Account if any advances under the Custodian Contract are outstanding at such time.  If Custodian chooses not to act upon Instructions from Customer, Custodian shall promptly notify Customer of Custodian’s intention not to act on such Instruction.  For the avoidance of doubt, and notwithstanding the foregoing, Custodian shall act in accordance with an Advice from Broker pursuant to the terms of this Agreement with respect to any Collateral in the Special Custody Account and Broker shall have all rights and remedies provided hereunder and under the Margin Agreement and the Options Agreement.

       (b)  Customer agrees to provide and at all times maintain Adequate Performance Assurance in the Special Custody Account pursuant to the terms and conditions of this Agreement.

       (c)  Customer, Broker and Custodian agree that this Agreement is intended to grant “control” over the Special Custody Account to Broker for purposes of perfection of Broker’s security interest in the Collateral pursuant to Articles 8 and 9 of the UCC, that Collateral will be held for Broker in the Special Custody Account by Custodian under the terms and conditions of this Agreement, that Custodian will take such actions with respect to the Special Custody Account and any Collateral (including without limitation the delivery thereof) as Broker shall direct in an Advice from Broker or other entitlement order (as defined in the UCC) from an Authorized Representative of Broker and that in no event shall any consent of Customer be required for the taking of any such action by Custodian.

       (d)  Customer hereby grants to Broker, as set forth in the Margin Agreement and Option Agreement, a continuing security interest in, lien on and right to set off with respect to: (i) the Collateral and any proceeds thereof; (ii) all other property in the Margin Account; and (iii) its accounts with Broker (including the Margin Account) and the Special Custody Account, to secure Customer's obligations to Broker hereunder and under the Margin Agreement and the Options Agreement.  Custodian shall have no responsibility for the creation, attachment, perfection, priority or enforceability of such security interest.

(3)    Custodian will make available to Broker, via a data file in a format mutually agreed upon between Custodian and Broker, within one Business Day, all pledges, releases or substitutions of Collateral and will supply Broker and Customer with a monthly statement of Collateral in the Special Custody Account and transactions in the Special Custody Account during the preceding month.  Custodian will also advise Broker or Customer upon reasonable request of the kind and amount of Collateral pledged to Broker.

(4)    Custodian agrees to take action with respect to the Collateral, despite any Instructions from Customer, only upon receipt of an Advice from Broker.  Broker agrees, upon request of Customer, to provide such an Advice from Broker with respect to Collateral selected by Customer:  (i) if said Collateral represents an excess in value of the Collateral necessary to constitute Adequate Performance Assurance at that time; (ii) against receipt in the Special Custody Account of substitute Collateral having a value at least equal (with any remaining Collateral) to Adequate Performance Assurance; or (iii) upon termination of Customer's accounts with Broker including the Margin Account (if any) and settlement in full of all transactions therein and any amounts owed to Broker with respect thereto and the discharge of all obligations to Broker. It is understood that Broker will be responsible for determining whether the Collateral constitutes Adequate Performance Assurance; Custodian at no time has any responsibility for determining the adequacy or sufficiency of Collateral or whether the value of Collateral is equal in value to Adequate Performance Assurance.

(5)       Customer represents and warrants to Broker that securities pledged to Broker shall be in good deliverable form (or Custodian shall have the unrestricted power to put such securities into good deliverable form), and that Collateral will not be subject to any liens or encumbrances other than the rights, charges, security interests, liens or rights of set-off in favor of Broker contemplated under this Agreement.

(6)       Collateral shall at all times remain the property of Customer subject only to the interest and rights therein of Broker as the pledgee and secured party thereof.  Any interest, dividends or other income paid with respect to the Collateral shall be credited by Custodian to Customer’s custody account.  Custodian represents that Collateral is not and will not be subject to any other lien, charge, security interest, right of set-off or other right or claim of the Custodian or any person claiming through Custodian, and Custodian hereby waives any such right, charge, security interest, lien or right of set off of any kind which it may have or acquire with respect to the Collateral.  Custodian shall endeavor to notify Broker and Customer as soon as practicable if Custodian receives any notice of levy, lien, court order or other process purporting to affect the Collateral; provided, however, that the Custodian’s failure to do so shall not give rise to any liability hereunder.

(7)       The occurrence of any of the following constitutes a Customer Default hereunder:

(a)
failure by Customer to perform any obligation hereunder or under the Margin Agreement or Options Agreement including, without limitation, its obligation to maintain Adequate Performance Assurance and its obligation, upon receiving notice from Broker that it can no longer protect Customer’s Short Sale, to make timely delivery to Broker in accordance with applicable laws, rules and regulations, of securities identical to the securities sold short; or

(b)	a Close-Out Event, as defined in the Margin Agreement; or

(c)
upon an Advice from Broker that an exercise notice filed with OCC in respect of one or more Call Options sold by Customer has been assigned to Customer through Broker and either:  (i) Customer does not notify Broker by telephone on the Same Day of Customer’s intention to comply with the exercise notice by delivery of the underlying securities, currency or the Exercise Settlement Amount (as applicable); or (ii) Customer, having given such notice, fails to make delivery of such security or currency or cause such delivery to be made against receipt of payment against the gross exercise price for such securities or currency, less applicable commissions or other charges, or of the Exercise Settlement Amount on behalf of Customer to Broker; or

(d)
upon an Advice from Broker that an exercise notice filed with OCC in respect of one or more Put Options sold by Customer has been assigned to Customer through Broker and either:  (i) Customer does not notify Broker by telephone on the Same Day of Customer’s intention to comply with the exercise notice by making payment of the gross exercise price plus applicable commissions or other charges against Custodian’s receipt of securities underlying the put, or to pay the Exercise Settlement Amount (as applicable); or (ii) Customer, having given such notice, fails to make payment or cause such payment to be made against receipt of securities underlying the Put Options, or payment of Exercise Settlement Amount; or

(e)	Customer's Insolvency.

Broker will immediately notify Customer in an Advice from Broker of such Customer Default.  Broker may thereupon take any action permitted pursuant to the Margin Agreement or Options Agreement, including without limitation the conversion of any convertible securities or exercise of Customer's rights in warrants (if any) held in the Margin Account and the Special Custody Account, the buy-in of any securities of which the Margin Account may be short, and the sale of any or all property or securities in the Margin Account and the Special Custody Account to the extent necessary to satisfy Customer’s obligations to Broker (in which event Custodian shall follow any Advice from Broker with respect to the Collateral without further consent of the Customer).  Any sale of Collateral made hereunder shall be made in accordance with the provisions of the UCC in the principal market for the securities or, if such principal market is closed, such sale shall be made in a manner commercially reasonable for such Collateral. Customer shall be liable to Broker for any deficiency which may exist after the exercise by Broker of its rights and remedies as aforesaid.  Any surplus resulting from the sale of Collateral shall be transmitted to Custodian.  Broker shall notify Customer of any sale of Collateral and any deficiency remaining thereafter in an Advice from Broker.  Custodian assumes no responsibility for verifying that Customer Default has occurred.

(8)    Broker hereby covenants, for the benefit of Customer only, that Broker will not instruct Custodian to deliver Collateral free of payment with respect to any sale of Collateral pursuant to Section 7 until after the occurrence of the events and the expiration of the time periods set forth in Section 7.  The foregoing covenant and the provisions of Section 7 shall in no way constitute a limitation on Broker's right at any time to instruct Custodian pursuant to an Advice from Broker and Custodian's obligation to act upon such instructions.  Custodian shall not be required to make any determination as to whether such delivery is made in accordance with any provisions of this Agreement or any other agreement between Broker and Customer.

(9)    It is understood that all determinations and directions for Short Sales and Options Transactions for the account of Customer pursuant to the terms of this Agreement, the Margin Agreement and the Options Agreement shall be made by Customer.  Customer is not relying upon Broker to make recommendations with respect thereto.

(10)    (a) Custodian's duties and responsibilities are set forth in this Agreement. Custodian shall act only upon receipt of an Advice from Broker regarding release of Collateral, except as required by applicable law. Custodian shall not be liable or responsible for anything done, or omitted to be done by it in good faith and in the absence of gross negligence and may rely and shall be protected in acting upon any Advice from Broker which it reasonably believes to be genuine and authorized. As between Customer and Custodian, the terms of the Custodian Contract shall apply with respect to any losses or liabilities of such parties arising out of matters covered by this Agreement.  As between Custodian and Broker, Broker shall indemnify and hold Custodian harmless with regard to any losses or liabilities of Custodian (including counsel fees) imposed on or incurred by Custodian arising out of any action or omission of Custodian in accordance with any Advice from Broker under this Agreement, excluding any losses or liabilities caused by the gross negligence or willful misconduct of Custodian.  In matters concerning or relating to this Agreement, Custodian shall not be responsible for compliance with any statute or regulation regarding the establishment or maintenance of margin credit, including but not limited to Regulations T or X of the Board of Governors of the Federal Reserve System, the OCC or the Securities and Exchange Commission. In matters concerning or relating to this Agreement, Custodian shall not be liable to any party for any such acts or omissions of the other parties to this Agreement. Custodian shall have no duty to require any cash or securities to be delivered to it or to determine that the amount and form of assets deposited in the Special Custody Account comply with any applicable requirements.  Custodian may hold the securities in the Special Custody Account in bearer, nominee, book-entry, or other form and in any depository or clearing corporation (including omnibus accounts), with or without indicating that the securities are held hereunder; provided, however, that all securities held in the Special Custody Account shall be identified on Custodian’s records as pledged to Broker and shall be in a form that permits transfer at the direction of Broker without additional authorization or consent of Customer. Neither Broker nor Custodian shall be responsible or liable for any losses resulting from nationalization, expropriation, devaluation, seizure, or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting the property in the Special Custody Account; acts of war, terrorism, insurrection or revolution; or acts of God; or any other similar event beyond the control of such party or its agents. Neither Broker nor Custodian shall be liable for indirect, special or consequential damages even if advised of the possibility or likelihood thereof. This Section shall survive the termination of this Agreement.

       (b)  As between Customer and Broker, Customer shall bear all risk of damage to, or loss or other diminution in value of, the Collateral arising from any act or omission of the Custodian (including, without limitation, any act or omission constituting negligence or malfeasance on the part of the Custodian or resulting from the insolvency of the Custodian), except that Broker shall bear such risk to the extent that the relevant act or omission of the Custodian was taken or omitted in accordance with an Advice from Broker in violation of this Agreement, the Margin Agreement or its obligations as a secured party under applicable law.

(11)    All charges for Custodian's services under this Agreement shall be paid by Customer.

(12)    Broker shall not be liable to Customer for any losses, costs, damages, liabilities or expenses suffered or incurred by Customer as a result of any transaction executed hereunder, any other action taken or not taken by Broker hereunder for Customer's account at Customer's direction or otherwise, or any act or omission of the Custodian, except to the extent that such loss, cost, damage, liability or expense is the result of Broker's own gross negligence, recklessness, willful misconduct or bad faith.

(13)    No modification or amendment of this Agreement shall be effective unless in writing and signed by an authorized officer of each of Broker, Customer and Custodian.

(14)    Written communications hereunder, other than an Advice from Broker, shall be sent by facsimile-sending device or telegraphed when required herein, hand delivered or mailed first class postage prepaid, except that written notice of termination shall be sent by certified mail, in any such case addressed:

(a)	if to Custodian, to:	State Street Bank and Trust Company
John Hancock Tower
200 Clarendon Street
Boston, MA 02116
Attn: Matthew Rice
Tel: 617-786-3000

(b)	if to Customer, to:	Morgan Creek Series Trust on behalf of its
Morgan Creek Tactical Allocation Fund
301 W. Barbee Chapel Road, Suite 200
Chapel Hill, NC 27517
Attn: Mark B. Vannoy
Tel: 919-869-8104
Fax: 919-933-4048

(c)	if to Broker, to:	Goldman Sachs Execution & Clearing, L.P.
200 West Street,
New York, New York 10282
Attention: Bryan Gronau
Tel: (212) 357-3821
Fax: (212) 428-9743

Copies of Custodian's confirmations, statements and advices issued pursuant to Section 3 should be sent to:

Goldman Sachs Execution & Clearing, L.P.
30 Hudson Street
Jersey City, New Jersey 07302
Attention: Dan Lucci
Tel: (212) 357-5722

(15)    Any of the parties hereto may terminate this Agreement by notice in writing to the other parties hereto; provided, however, that the status of any Collateral pledged to Broker at the time of such notice shall not be affected by such termination until the release of such pledge pursuant to the terms of the Margin Agreement, the Options Agreement and any applicable Margin Rules.  In the event that the Custodian Contract is to be assigned or terminated, this Agreement shall be terminated following thirty (30) days’ prior notice to the other parties hereto. Upon termination of this Agreement by any party, any Collateral that has not been released by Broker shall be transferred to a successor custodian or bank designated by Customer and acceptable to Broker within thirty (30) days of such notice of termination. If no designation is made, the Custodian will be entitled to petition a court of competent jurisdiction to appoint a successor custodian and Custodian and Broker will be indemnified by Customer for any costs and expenses (including, without limitation, attorneys’ fees) relating thereto.

(16)    Nothing in this Agreement prohibits Broker, Customer or Custodian from entering into similar agreements with others in order to facilitate option contract transactions.

(17)    Arbitration between Customer and Broker.  This Agreement contains a pre-dispute arbitration clause between Customer and Broker.  This Section 17 does not apply to nor is it binding upon Custodian.  By signing an arbitration agreement Customer and Broker agree as follows:

(a)  Customer and Broker are giving up the right to sue each other in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed.

(b)  Arbitration awards are generally final and binding; a party’s ability to have a court reverse or modify an arbitration award is very limited.

(c)  The ability of the parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings.

(d)  The arbitrators do not have to explain the reason(s) for their award, unless, in an eligible case, a joint request for an explained decision has been submitted by all parties to the panel at least 20 days prior to the first scheduled hearing date.  The parties hereby agree that with respect to disputes eligible for arbitration with FINRA-DR (or any other arbitration forum in which the parties are resolving a dispute) they will submit a written request to the arbitrators for a written reasoned opinion of the arbitrator(s) decision at least 20 days prior to the first scheduled hearing date for such arbitration proceeding.

(e)  The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

(f)  The rules of some arbitration forums may impose time limits for bringing a claim in arbitration. In some cases, a claim that is ineligible for arbitration may be brought in court.

(g)  The rules of the arbitration forum in which the claim is filed, and any amendments thereto, shall be incorporated into this Agreement.

Any controversy between Broker (and any of Broker's affiliates also involved in such controversy) or any of its or their partners, officers, managing directors, directors or employees on the one hand, and Customer or Customer’s agents on the other hand, arising out of or relating to this Agreement, the transactions contemplated hereby or the accounts established hereunder, shall be settled by arbitration.  The arbitration will be conducted before The Financial Industry Regulatory Authority Dispute Resolution (“FINRA-DR”), or, if the FINRA-DR declines to hear the matter, before an arbitration forum jointly agreed to by Customer and Broker, in accordance with their arbitration rules then in force.  The award of the arbitrators shall be final, and judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction.

No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action; or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (i) the class certification is denied; (ii) the class is decertified; or (iii) the Customer is excluded from the class by the court.

Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.

(18)    If any provision or condition of this Agreement shall be held to be invalid or unenforceable by any court, or regulatory or self-regulatory agency or body, such invalidity or unenforceability shall attach only to such provision or condition.  The validity of the remaining provisions and conditions shall not be affected thereby and this Agreement shall be carried out as if any such invalid or unenforceable provision or condition were not contained herein.

(19)    All references herein to times of day shall mean the time in New York, New York, U.S.A.

(20)    This Agreement and its enforcement (including, without limitation, the establishment and maintenance of the Special Custody Account and all interests, duties and obligations related thereto) shall be governed by the laws of The State of New York, without giving effect to any conflicts of law rules that would require the application of the law of another jurisdiction.  This Agreement shall be binding on the parties and any successor organizations thereof irrespective of any change or changes in personnel thereof.

(21)    This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement.  Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or email portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

(22)    For the avoidance of doubt, as between the Custodian and Customer, the confidentiality provisions of the Custody Contract shall apply with respect to this Agreement.  Custodian, Customer, and Broker agree not to disclose the terms of this Agreement to any outside parties, except to regulatory bodies with apparent jurisdiction, to authorized employees and agents of the parties, or as required by law, regulation or judicial process.

[Remainder of Page Intentionally Left Blank]

This Agreement contains a pre-dispute arbitration clause in paragraph 17.

IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement as of the date and year first written above.

CUSTOMER:	MORGAN CREEK SERIES TRUST ON BEHALF OF ITS MORGAN CREEK TACTICAL ALLOCATION FUND

	By:	/s/ Mark W. Yusko
	Name:	Mark W. Yusko
	Title:	Chairman

BROKER:	GOLDMAN SACHS EXECUTION & CLEARING, L.P.

	By:	/s/ Bryan S. Gronau
	Name:	Bryan Gronau
	Title:	VP

CUSTODIAN:	STATE STREET BANK AND TRUST COMPANY

	By:	/s/ Michael F. Rogers
	Name:	Michael F. Rogers
	Title:	Executive Vice President

Appendix A

To
Special Custody and Pledge Agreement
(Short Sales and Exchange-Listed Options)
Among Morgan Creek Series Trust on behalf of its Morgan Creek Tactical
Allocation Fund (Customer),
Goldman Sachs Execution & Clearing, L.P. (Broker), and
State Street Bank and Trust Company (Custodian)

Dated as of:  August 1, 2013

AUTHORIZED PERSONS FOR
GOLDMAN, SACHS EXECUTION & CLEARING, L.P.

           Custodian is directed to accept and act upon Advice from Broker received from any one of the following persons at Goldman Sachs Execution & Clearing, L.P.

Name	Telephone/Fax Number	Signature
1.	1.	1. _____________________
2.	2.	2. _____________________
3.	3.	3. _____________________

Authorized by:  _______________________, as authorized agent of Broker
Name:
Title:
Date:

Appendix B

To
Special Custody and Pledge Agreement
(Short Sales and Exchange-Listed Options)
Among Morgan Creek Series Trust on behalf of its Morgan Creek Tactical
Allocation Fund (Customer),
Goldman Sachs Execution & Clearing, L.P. (Broker), and
State Street Bank and Trust Company (Custodian)

Dated as of:  August 1, 2013

AUTHORIZED PERSONS FOR MORGAN CREEK SERIES TRUST ON BEHALF OF ITS
MORGAN CREEK TACTICAL ALLOCATION FUND PERSONS FOR

           Custodian is directed to accept and act upon Instructions from Customer received from any one of the following persons at Morgan Creek, acting as authorized by Customer.

Name	Telephone/Fax Number		Signature
1. Mark B. Vannoy	1.	919-868-8104 919-869-8090 (Fax)	1. /s/ Mark B. Vannoy
2. Taylor Thurman	2.	919-933-4004 919-869-8080 (Fax)	2. /s/ Taylor Thurman
3. Katy Pesesky	3.	919-869-8225	3. /s/ Katy Pesesky

Authorized by:  /s/ Mark B. Vannoy, as authorized agent of Customer
Name: Mark B. Vannoy
Title: Treasurer
Date: 8/1/13